Exhibit 99.2
Deerfield Capital Corp.
1st Quarter 2008 Conference Call Script
FINANCIAL RELATIONS BOARD
Good morning and welcome to Deerfield Capital Corp.’s first quarter 2008 conference call. The earnings press release was distributed on Monday, May 12th, after the market close. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg. G requirements. If you did not receive a copy, these documents are available on the company’s web site at www.deerfieldcapital.com under “Press Releases.” Additionally, we are hosting a live web cast of today’s call, which you can access under the header “Investor Relations”. Following this live call, an audio-web cast will be available for one month on the company’s web site at www.deerfieldcapital.com under the same header.
Management will provide an overview of the quarter, and then we’ll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today’s release and from time to time in the company’s filings with the SEC. The company does not undertake a duty to update any forward-looking statements.
Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, May 13, 2008, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.
I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead.

JONATHAN TRUTTER, CEO
Thank you Scott. I would like to welcome you to today’s call and thank you for your participation. Joining me today from the company are Rob Grien, our President, Rick Smith, our CFO, Aaron Peck, managing director and senior portfolio manager of DFR, and several other members of Deerfield’s senior management team.
We appreciate your joining us today. As we reported on our last conference call in early-March and in the follow-up press release on March 14th, the first quarter of 2008 was characterized by a meaningful acceleration of the deterioration of the credit markets that began in late-2007. This deterioration resulted in a material downsizing and, more importantly, delevering of our balance sheet, which resulted in the realization of significant losses in our mortgage portfolio. Rick will spend more time in a moment reviewing the components of the losses, but, in sum, they resulted from a vicious cycle of lower access to financing which drove rapid delevering of investment positions, the combination of which contributed to accelerated declines in asset prices and higher financing costs.
On April 25th, we reported that DFR had improved its liquidity, with cash, unencumbered liquid securities and net equity in financed liquid securities of approximately $91 million as of March 31st. It is important to note that our portfolio of fixed income investments generates a positive stream of cash flow, and, therefore, we would expect our liquidity to continue to strengthen with time, pending redeployment of our capital in the future.
While the financial markets remain skittish, it appears that Fed actions, in concert with other central banks around the world, have significantly improved near term liquidity in the system.
As we previously reported, we sold Agency securities with an amortized cost of approximately $4.6 billion and AAA-rated non-Agency securities with an amortized cost of approximately $1.6 billion in the first quarter. Our current Agency footings are approximately $438 million, and our AAA-rated non-Agency footings are approximately $30 million. We also reduced our net notional swap exposure by approximately $6.2 billion, leaving us with approximately $525 million in notional swap exposure. The duration of the portfolio is approximately 1.2 years based on model-driven modified duration results. However, based on actual price movements observed in the market, we believe the empirical duration is actually closer to zero.
We believe that, as of today, we have a well-hedged and attractively earning RMBS portfolio, and spreads in this portfolio have tightened since quarter end in response to the improving market liquidity.
In addition to the sell-down of the RMBS portfolio, we selectively reduced our alternative asset holdings. In our corporate leveraged loans and commercial real estate portfolios, our assets declined in the first quarter by approximately 9%, to $430 million, reflecting refinancings as well as selective sales made in order to further enhance liquidity and to reduce the portfolio’s exposure to corporate credit and commercial real estate during these volatile times.
The acquisition of our external manager, Deerfield Capital Management, which I will refer to as “DCM,” was completed at the end of December, and the first quarter represents the first reporting period with a full quarter of DCM results. Many investors have requested greater transparency on DCM’s operations, and we have tried to accommodate that request in our form 10-Q that was filed last evening. We continue to believe that the acquisition of DCM transformed DFR, positioning it for much higher growth potential than DFR’s prior investment strategy. Despite the difficult market conditions, DCM has been able to maintain relative stability in its assets under management. At April 1st, DCM had assets under management of $14.2 billion, which is only slightly lower than the $14.5 billion we managed as of January 1st. We remain confident in the core strategy behind the merger with DCM, namely the complementing of our principal investment revenues with fee-based revenues. Going forward, our principal investing will be concentrated towards providing seed capital for new products managed by DCM.
I will discuss our growth strategies in a minute but I want to address our cost base and elaborate on our most valuable asset, our people. In concert with a more challenging financial environment, we have aggressively addressed our expenses. Since August of 2007, DCM has modified its employee base, resulting in approximate annualized cost savings of $6.7 million. One of the attractive aspects of our business model is its scalability. While our current staffing levels are appropriate for the prudent maintenance of our current level of assets under management, we have the flexibility to implement our near term growth plans without adding significant staffing costs. Importantly, we have maintained the senior management in our key business units, and we expect to implement programs intended to retain and incent our high quality workforce.
While no one here would understate the negative impact of the recent unprecedented global market dislocations on DFR, our survival has been a significant accomplishment. Management is not looking back and wondering what might have been. Instead, as the markets have stabilized, we’ve begun to focus on future growth, as opposed to near-term liquidity issues. It is a compelling opportunity, and we look forward to reporting on our progress in future quarters as we rebuild value for shareholders.
The DCM platform is time tested and has impressive multiyear track records in many of our business lines. Our ability to adapt our areas of expertise to new products and structures reflective of the current market paradigm will define the “new Deerfield.”
In the near term, we will be focused on three primary growth initiatives. First, we will look to acquire CDO contracts from managers that have not previously achieved critical mass and may be looking to exit the CDO business. We currently have identified several CDO management contract acquisition targets, some of which are currently in documentation. We believe this a profitable strategy and will allow us to opportunistically take advantage of current market conditions. This strategy demonstrates the scalability of the DCM platform, as we believe we can absorb billions of dollars of new portfolios without adding significant incremental costs.
Secondly, we will look to expand our core fixed income expertise into new non-CDO vehicles. The goal here is to increase third-party management fees in new products preferred by investors and can ultimately increase the ROE of the firm.
Finally, noting that consolidation is a growing theme among asset managers, we will opportunistically look to add teams with expertise not currently resident at DCM in order to expand our menu of related product offerings.
In summary, the financial markets have endured a series of negative events since August of last year. While these events, and particularly those in the first quarter, have had a profound negative impact on our company and our shareholders, we believe we have the foundation of people and expertise to grow rapidly and profitably in the years to come. We are excited about that future.
And now I would like to turn the call over to our CFO, Rick Smith, for a more detailed discussion of the 1st quarter financial results. Rick.
RICK SMITH, CFO
Thank you, Jonathan.
DFR reported a 1st quarter GAAP loss of $463.6 million. Estimated REIT taxable income, a non-GAAP financial measure, was a loss of $16.4 million for the quarter, or 30 cents per share.
The GAAP loss was primarily driven by 5 major items:
•	First, realized losses on sales of AAA-rated RMBS totaled $193.5 million in the quarter.

•	Second, we had net losses in the undesignated pay fixed interest rate swap portfolio of $127.6 million due to falling swap rates during the quarter. This portfolio is used as an economic hedge of the RMBS portfolio. As we previously disclosed, we have a long-standing practice of hedging a substantial portion of the interest rate risk in financing the RMBS portfolio. This hedging is generally accomplished using pay fixed interest rate swaps. As the credit environment worsened in early 2008, creating a flight to US Treasury securities and prompting further Federal Reserve rate cuts, interest rates decreased sharply. This caused losses in the swap portfolio, but also required us to post additional collateral to support these declines. While Agency-issued RMBS demonstrated offsetting gains providing releases of certain margin, AAA-rated non-Agency RMBS experienced significant price declines, which, coupled with losses on our interest rate swap portfolio, exacerbated the strain on our liquidity.

•	Third, we accelerated the amortization of deferred designated interest rate swap losses totaling $91.7 million in the quarter. These losses first arise when designated interest rate swaps are either terminated or de-designated. Hedge accounting ceases at that point, and the amount in equity, in the other comprehensive income section, is frozen and then amortized over the original life of the swap. Since we sold a significant portion of our RMBS portfolio in the first quarter, we could no longer justify continuing to carry the entire amount of loss deferred in equity. Accounting rules required that nearly the entire deferred amount be charged to the income statement. This charge did not impact book value, since $97.2 million of swap losses were already deferred in the other comprehensive income section of equity at year-end. The deferred loss remaining in equity from hedging activity is just $335,000 at March 31st.

•	Fourth, $27.9 million of impairment charges on goodwill and intangible assets were recognized in the quarter. The carrying value of goodwill and intangible assets is down to $151.6 million at March 31st compared to $181.9 million at year end. These assets were created at the time of the acquisition of DCM. The impairment of goodwill was triggered by the first quarter decline in market capitalization of the company. The intangible asset impairment is due to the April 30th liquidation of the smaller of our two investment hedge funds and the liquidation of a Euro-denominated CLO. As of April 1st, the assets under management of the liquidating investment fund totaled approximately $98 million and the liquidating CLO totaled approximately $645 million. We continue to believe that the prospects for the asset manager remain positive, consistent with the outlook at purchase.

•	Lastly, the corporate bank loan book in our Market Square CLO was marked down by $18.7 million in the first quarter, as wide-spread risk aversion in the credit markets drove down prices in this portfolio. As you may recall, DFR consolidates both the assets and the term funding for Market Square. While we mark the loans in the portfolio to the lower of cost or market, there is not an offsetting write-down of liabilities. $7.9 million of this write-down is an “uneconomic charge” to earnings since that is the amount of negative equity in Market Square that is flowing into our financial statements, even though our exposure in this bankruptcy remote entity is limited to our equity investment. To date, Market Square has returned $17.2 million in dividends on the original investment of $24 million. The portfolio has experienced a relatively low default rate since inception, and we note that bank loan prices in general have improved materially since quarter end.

Several items provided a partial favorable offset, including the following:
•	Sales of Agency RMBS generated net gains of $24.4 million.

•	First quarter investment advisory fees totaled $12.1 million.
Please note that, upon our January 1st adoption of Financial Accounting Standard No. 159, known as the “Fair Value Option,” we are now carrying the RMBS and associated interest rate swap portfolios at fair value adjusted through the income statement. This decision was made primarily to eliminate the operational complexities of applying hedge accounting.
We recorded a net provision for loan loss this quarter of $2.2 million. This charge reflects an additional probable loss on a previously identified impaired loan to a company serving the housing sector that we are now carrying at 25 cents on the dollar. We have just this one impaired loan in the held for investment loan portfolio.
Total invested assets decreased by $4.9 billion during the quarter, reflecting our actions to enhance liquidity. The most significant decreases were in government Agency RMBS of $4.2 billion and AAA-rated non-Agency RMBS of $1.6 billion.
Assets under management totaled $14.2 billion — generating the previously mentioned investment advisory fees of just over $12 million in the quarter. Approximately 65% of these fees are from managing CDOs, and approximately 33% are from our investment funds.
Estimated REIT taxable income was a loss of $16.4 million in the first quarter. The taxable results were primarily driven by amortization of net losses on terminated swaps designated as tax hedges, which totaled $20.9 million in the first quarter. We expect amortization of swap losses of approximately $22 to $30 million per quarter for the balance of 2008.
We currently have estimated undistributed taxable net income carried forward from 2007 of $7.6 million, which would have to be distributed in 2008 to avoid taxation at the corporate level on the undistributed amount.
And now I would like to turn the call back to Jonathan.
JONATHAN TRUTTER
Thank you, Rick.
We thank you for your participation on this call today, and now I would like to open the call for questions.